As filed with the Securities and Exchange Commission on March 22, 2007
Registration No. 333-
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LADENBURG THALMANN FINANCIAL SERVICES INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0701248

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
(212) 409-2000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Diane Chillemi, Vice President and Chief Financial Officer
Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, Florida 33137
(212) 409-2000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 — Facsimile
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

Calculation of Registration Fee
		Proposed Maximum	Proposed Maximum		Amount
Title of Shares to be	Amount to be	Offering Price	Aggregate Offering		of Registration
Registered	Registered(1)	Per Share(2)	Price		Fee
Common stock, par value $0.0001 per share	2,777,778	$2.89	$8,027,778.42		$246.46
TOTAL FEE				$246.46

(1)	Pursuant to Rule 416, there are also being registered additional shares of common stock which may be issued or distributed as a result of a dividend, stock split or other distribution with respect to the shares of common stock registered in this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock as reported by The American Stock Exchange on March 20, 2007, in accordance with Rule 457(c) of the Securities Act of 1933.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may sell these securities under this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus
Subject to Completion, March 22, 2007

LADENBURG THALMANN FINANCIAL SERVICES INC.
2,777,778 shares of common stock
     This prospectus relates to 2,777,778 shares of our common stock that may be offered for resale for the account of the selling shareholder set forth in this prospectus under the heading “Selling Shareholder” beginning on page 14. The selling shareholder may sell these shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 16.
     Our common stock is traded on the American Stock Exchange under the symbol “LTS.” On March 20, 2007, the last reported sale price of our common stock was $2.89.
     We will not receive any proceeds from the sale of the shares covered by this prospectus. However, we will immediately retire, without the payment of additional consideration, other than the payment of accrued interest, the $5,000,000 principal amount of promissory notes that are being exchanged for the 2,777,778 shares of common stock being registered by this prospectus.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of information that should be considered in connection with an investment in our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is ____________, 2007

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY
     We are engaged in retail and institutional securities brokerage, investment banking services and investment activities through our principal operating subsidiary, Ladenburg Thalmann & Co. Inc. We are committed to establishing a significant presence in the financial services industry by meeting the varying investment needs of our corporate, institutional and retail clients.
     Ladenburg is a full service investment banking and brokerage firm that has been a member of the New York Stock Exchange since 1879. It provides its services principally for middle market and emerging growth companies and high net worth individuals through a coordinated effort among corporate finance, capital markets, investment management, brokerage and trading professionals. Ladenburg is subject to regulation by, among others, the Securities and Exchange Commission, the NYSE and the National Association of Securities Dealers, Inc. and is a member of the Securities Investor Protection Corporation. Ladenburg had approximately 114 registered representatives and 58 other full time employees at December 31, 2006. Its private client services and institutional sales departments serve approximately 60,000 accounts nationwide and its asset management area provides investment management and financial planning services to numerous individuals and institutions.
Debt Exchange
     On February 13, 2007, we entered into a debt exchange agreement with New Valley LLC, a wholly-owned subsidiary of Vector Group Ltd., to retire our remaining outstanding indebtedness. New Valley holds $5,000,000 principal amount of promissory notes due March 31, 2007. Pursuant to the exchange agreement, New Valley has agreed to exchange the principal amount of its notes for shares of our common stock at an exchange price of $1.80 per share, representing the average closing price of our common stock for the 30 trading days ending on the date of the exchange agreement. The promissory notes will continue to accrue interest through the closing of the debt exchange. The accrued interest on the notes, which was approximately $1,500,000 at December 31, 2006, will be paid in cash at or prior to the closing of the transaction.
     The consummation of the transaction is subject to shareholder approval at our annual meeting of shareholders, which we anticipate holding during the second quarter of 2007. We expect to consummate the transaction as soon as practicable once shareholder approval is obtained. New Valley and several shareholders affiliated with New Valley have committed to vote their shares of the Company’s common stock at the shareholder meeting with respect to the debt exchange in accordance with the vote of a majority of votes cast at the meeting excluding the shares held by such parties.
     Upon closing, the $5,000,000 principal amount of notes will be exchanged for 2,777,778 shares of our common stock. As a result, New Valley’s beneficial ownership of our common stock will increase from approximately 7.2% to approximately 8.7%.
     Pursuant to the exchange agreement, we agreed to register for re-sale the shares of common stock to be issued to New Valley upon consummation of the debt exchange.
Corporate History
     We were incorporated under the laws of the State of Florida in February 1996. Ladenburg was incorporated under the laws of the State of Delaware in December 1971 and became our wholly-owned subsidiary in May 2001. Our principal executive offices are located at 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137. Ladenburg’s principal executive officers are located at 153 East 53rd Street, New York, New York 10022. Both of our telephone numbers are (212) 409-2000. Ladenburg has branch offices located in Melville, New York, Miami and Boca Raton, Florida, Los Angeles, California, New York, New York, Princeton, New Jersey and Lincolnshire, Illinois. Ladenburg maintains a website located at www.ladenburg.com.

RISK FACTORS
     You should carefully consider all of the material risks described below before you decide to invest in our company. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.
We have incurred in the past, and may incur in the future, significant operating losses.
     Although we had net income for the year ended December 31, 2006, we did incur significant losses from operations during each of the four years ended December 31, 2005. We cannot assure you that we will be able to sustain revenue growth, profitability or positive cash flow on either a quarterly or annual basis. Although we believe that we have adequate cash and regulatory capital to fund our current level of operating activities through December 31, 2007, if we are unable to sustain profitability, we may not be financially viable in the future and may have to curtail, suspend or cease operations.
We may be unable to successfully integrate acquired businesses into our existing business and operations.
     Ladenburg made two acquisitions in 2006. On September 11, 2006, Ladenburg acquired substantially all of the securities brokerage accounts and registered representatives and employees of BroadWall Capital. On October 18, 2006, we acquired Telluride Holdings and its operating subsidiary, Capitalink, L.C. We continue to explore opportunities to grow our businesses, including through potential acquisitions of other securities firms, both domestically and internationally. These acquisitions may involve payments of material amounts of cash or debt or the issuance of significant amounts of our equity securities, which may be dilutive to our existing shareholders. We may experience difficulty integrating the operations of these entities or any other entities acquired in the future into our existing business and operations. Furthermore, we may not be able retain all of the employees we acquire as a result of these transactions. If we are unable to effectively address these risks, we may be required to restructure the acquired businesses or write-off the value of some or all of the assets of the acquired business. If we are unable to successfully integrate acquired businesses into our existing business and operations in the future, it could have a material adverse effect on our results of operations.
A substantial portion of our revenue for any period may result from a limited number of underwriting transactions.
     A large part of our revenue for any period may be derived from a limited number of underwritings in which we serve as either the lead or co-manager. We cannot assure you that we will continue to serve as lead or co-manager of similar underwritings in the future. If we are not able to do so, our revenue may significantly decrease and our results of operations may be adversely affected.
Our revenues may decline if the market for SPAC offerings declines.
     A downturn in the market for SPAC transactions could adversely affect our results of operations. Underwritings for SPAC transactions have been an important source of revenues for us during 2006 and 2005. SPAC transactions are currently exempt from rules adopted by the SEC to protect investors of blank check companies, such as Rule 419 under the Securities Act of 1933. However, the SEC may determine to adopt new rules relating to SPAC transactions which could impact our ability to successfully underwrite these transactions.

A substantial portion of our underwriting fees is deferred and may not be received by us in certain situations.
     At December 31, 2006, we were owed deferred fees from SPAC underwritings that we participated in of $13,400,000, or approximately $8,200,000 after expenses. These deferred fees are not included in our revenues, however, until a business combination is completed by the SPAC and we are paid. Accordingly, if the SPACs from which we are owed deferred fees are unable to consummate business combinations, we will not be entitled to receive the deferred fees we are owed. SPACs face significant competition in consummating business combinations. Since August 2003, based upon publicly available information, approximately 84 SPACs have completed initial public offerings as of March 7, 2007. Of these companies, only 19 companies have consummated a business combination, while 25 other companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination and four companies have failed to complete business combinations and have dissolved and returned trust proceeds to their stockholders. Accordingly, if the SPACs that owe us deferred fees do not consummate business combinations, we will not receive these fees and our results of operations may be adversely affected.
We may experience significant fluctuations in our quarterly operating results due to the nature of our business and therefore may fail to meet profitability expectations.
     Our revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the level of underwritings and advisory transactions completed by us and the level of fees we receive from those underwritings and transactions. Accordingly, our operating results may fluctuate significantly due to an increased or decreased number of transactions in any particular quarter or year.
If we are unable to repay our outstanding indebtedness obligations when due, our operations may be materially adversely affected.
     Currently, we have an aggregate of $5,000,000 principal amount of indebtedness outstanding owed to our former parent, New Valley, which is due on March 31, 2007. We have entered into an agreement with New Valley pursuant to which it will exchange the principal amount of indebtedness for shares of our common stock, subject to approval of our shareholders, and we will pay in cash the accrued interest on such indebtedness, which was approximately $1,500,000 at December 31, 2006. If this agreement is not consummated, we may be forced, among other things, to reduce the capital of Ladenburg to repay this indebtedness which may have an adverse impact on our investment banking activities.
We are currently subject to extensive securities regulation and the failure to comply with these regulations could subject us to penalties or sanctions.
     The securities industry and our business is subject to extensive regulation by the SEC, state securities regulators and other governmental regulatory authorities. We are also regulated by industry self-regulatory organizations, including the NYSE, the NASD and the Municipal Securities Rulemaking Board. The regulatory environment is also subject to change and we may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other federal or state governmental regulatory authorities, or self-regulatory organizations. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations.

     Ladenburg is a registered broker-dealer with the SEC and a member firm of the NYSE. Broker-dealers are subject to regulations which cover all aspects of the securities business, including:
•	sales methods and supervision;

•	trading practices among broker-dealers;

•	use and safekeeping of customers’ funds and securities;

•	capital structure of securities firms;

•	record keeping; and

•	the conduct of directors, officers and employees.
     Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. The requirements imposed by these regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD Regulation, Inc., the regulatory arm of the NASD, and the NYSE, which are our primary regulatory agencies. NASD Regulation and the NYSE adopt rules, subject to approval by the SEC, that govern its members and conducts periodic examinations of member firms’ operations. In November 2006, the NASD and NYSE announced a plan to consolidate their member regulation operations into a combined organization that will be the sole U.S. private-sector provider of member firm regulation for securities firms doing business with the public. The plan is intended to remove duplicative and inconsistent regulation and overlapping jurisdiction among the regulatory bodies. However, the merger is subject to approval by the SEC and there is no assurance that it will be approved or if it is, when it might happen. Accordingly, we are still required to comply with each bodies’ regulations.
     If we are found to have violated any applicable regulation, formal administrative or judicial proceedings may be initiated against us that may result in:
•	censure;

•	fine;

•	civil penalties, including treble damages in the case of insider trading violations;

•	the issuance of cease-and-desist orders;

•	the deregistration or suspension of our broker-dealer activities;

•	the suspension or disqualification of our officers or employees; or

•	other adverse consequences.
The imposition of any of these or other penalties could have a material adverse effect on our operating results and financial condition.

We may incur significant losses from trading and investment activities due to market fluctuations and volatility.
     We may maintain trading and investment positions in the equity markets. To the extent that we own assets, i.e., have long positions, in those markets, a downturn in those markets could result in losses from a decline in the value of those long positions. Conversely, to the extent that we have sold assets that we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.
     We may from time to time have a trading strategy consisting of holding a long position in one security and a short position in another security from which we expect to earn revenues based on changes in the relative value of the two securities. If, however, the relative value of the two securities changes in a direction or manner that we did not anticipate or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the level of volatility in the financial markets, i.e., the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.
We may need to raise additional funds in the near future.
     Our capital requirements have been adversely affected in past years by our inability to generate cash from operations. We have been forced to rely on borrowings and proceeds from the sale of our common stock in order to generate working capital for our operations. Accordingly, we may need to seek to raise additional capital through other available sources, including through equity offerings or borrowing additional funds on a short-term basis from third parties, including our current shareholders and clearing broker. As of December 31, 2006, we had cash and cash equivalents of approximately $7,000,000. If we are unable to generate cash from operations and are unable to find other sources of funding, it would have an adverse impact on our liquidity and operations.
We may be prohibited from underwriting securities due to capital limits.
     From time to time, our underwriting activities may require that we temporarily receive an infusion of capital for regulatory purposes. This is predicated on the amount of commitment Ladenburg makes for each underwriting. In the past, we entered into temporary subordinated loan arrangements with our current shareholders or clearing firm. Should we no longer be able to receive such funding from these sources, and if there are no other viable sources available, it would have an adverse impact on our ability to generate profits, recruit financial consultants and retain existing customers.
Our expenses may increase due to real estate commitments.
     We have ceased using our Madison Avenue (New York City) office space and have subleased the entire premises to various subtenants. Should any of the sub-tenants not renew or renew for a sub-rental less than Ladenburg’s lease commitments, or not pay their rent for an extended period of time, it may have a material adverse effect on Ladenburg’s financial position and liquidity.
Our business could be adversely affected by a downturn in the financial markets.
     As a securities broker-dealer, our business is materially affected by conditions in the financial markets and economic conditions generally, both in the United States and elsewhere around the world. Many factors or events could lead to a downturn in the financial markets including war, terrorism, natural catastrophes and other types of disasters. These types of events could cause people to begin to lose confidence in the financial markets and their ability to function effectively. If the financial markets are unable to effectively prepare for these types of events and ease public concern over their ability to function, our revenues are likely to decline and our operations will be adversely affected.

Our revenues may decline in adverse market or economic conditions.
     Our investment banking revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and therefore may be adversely affected by any downturn in the securities markets. Additionally, downturn in market conditions may lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we would otherwise receive from commissions and spreads. Should these adverse financial and economic conditions appear and persist for any extended period of time, we will incur a further decline in transactions and revenues that we receive from commissions and spreads.
We depend on our senior employees and the loss of their services could harm our business.
     Our success is dependent in large part upon the services of several of our senior executives and employees, including those of Ladenburg. We do not maintain and do not intend to obtain key man insurance on the life of any executive or employee. If our senior executives or employees terminate their employment with us and we are unable to find suitable replacements in relatively short periods of time, our operations may be materially and adversely affected.
We face significant competition for professional employees.
     From time to time, individuals we employ may choose to leave our company to pursue other opportunities. We have experienced losses of registered representatives, trading and investment banking professionals in the past, and the level of competition for key personnel remains intense. We cannot assure you that the loss of key personnel will not occur again in the future. The loss of a registered representative or a trading or investment banking professional, particularly a senior professional with a broad range of contacts in an industry, could materially and adversely affect our operating results.
Our principal shareholders including our directors and officers control a large percentage of our shares of common stock and can significantly influence our corporate actions.
     At the present time, our executive officers, directors and companies that these individuals are affiliated with beneficially own approximately 38% of our common stock. Accordingly, these individuals and entities will be able to significantly influence most, if not all, of our corporate actions, including the election of directors and the appointment of officers. Additionally, this ownership of our common stock may make it difficult for a third party to acquire control of us, therefore possibly discouraging third parties from seeking to acquire us. A third party would have to negotiate any possible transactions with these principal shareholders, and their interests may be different from the interests of our other shareholders. This may depress the price of our common stock.
The American Stock Exchange may delist our common stock from quotation on its exchange.
     Our common stock is currently quoted on the American Stock Exchange. In order to continue quotation of our common stock, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in shareholders’ equity (usually between $2,000,000 and $4,000,000) and a minimum number of public shareholders (usually 300 shareholders). Additionally, our common stock cannot have what is deemed to be a “low selling price” as determined by the Exchange.

     If the Exchange delists our common stock from trading on its exchange, we could face significant material adverse consequences including:
•	a limited availability of market quotations for our common stock;

•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.
We may lose customers and our revenues may decline due to our lack of online trading service capability.
     A growing number of brokerage firms offer online trading services to their customers in response to increased customer demand for these services. Currently, we are unable to offer online trading services, nor do we anticipate having such ability in the near future. Should we offer such services in the future, the services may not appeal to our current or prospective customers and these services may not be profitable. Our failure to commence online trading services in the near future could have a material adverse effect on our business including the loss of our existing customers to competitors that do offer these services. Additionally, if we commence online trading services but are unable to attract customers for those services, our revenues will decline.
We rely on one primary clearing broker and the termination of the agreement with this clearing broker could disrupt our business.
     Ladenburg primarily uses one clearing broker to process its securities transactions and maintain customer accounts on a fee basis. The clearing broker also provides billing services, extends credit and provides for control and receipt, custody and delivery of securities. Ladenburg depends on the operational capacity and ability of the clearing broker for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, Ladenburg is exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. If the clearing agreement is terminated for any reason, we would be forced to find an alternative clearing firm. We cannot assure you that we would be able to find an alternative clearing firm on acceptable terms to us or at all.
Our clearing broker extends credit to our clients and we are liable if the clients do not pay.
     Ladenburg permits its clients to purchase securities on a margin basis or sell securities short, which means that the clearing firm extends credit to the client secured by cash and securities in the client’s account. During periods of volatile markets, the value of the collateral held by the clearing broker could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, the clearing broker sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. Ladenburg has agreed to indemnify the clearing broker for losses it may incur while extending credit to its clients.
We are subject to various risks associated with the securities industry.
     As a securities broker-dealer, Ladenburg is subject to uncertainties that are common in the securities industry. These uncertainties include:
•	the volatility of domestic and international financial, bond and stock markets;

•	extensive governmental regulation;

•	litigation;

•	intense competition;

•	substantial fluctuations in the volume and price level of securities; and

•	dependence on the solvency of various third parties.
As a result, revenues and earnings may vary significantly from quarter to quarter and from year to year. In periods of low volume, profitability is impaired because certain expenses remain relatively fixed. Ladenburg is much smaller and has much less capital than many competitors in the securities industry. In the event of a market downturn, our business could be adversely affected in many ways. Our revenues are likely to decline in such circumstances and, if we are unable to reduce expenses at the same pace, our profit margins would erode.
Our risk management policies and procedures may leave us exposed to unidentified risks or an unanticipated level of risk.
     The policies and procedures we employ to identify, monitor and manage risks may not be fully effective. Some methods of risk management are based on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by us. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. We cannot assure you that our policies and procedures will effectively and accurately record and verify this information.
     We seek to monitor and control our risk exposure through a variety of separate but complementary financial, credit, operational and legal reporting systems. We believe that we effectively evaluate and manage the market, credit and other risks to which we are exposed. Nonetheless, the effectiveness of our ability to manage risk exposure can never be completely or accurately predicted or fully assured. For example, unexpectedly large or rapid movements or disruptions in one or more markets or other unforeseen developments can have a material adverse effect on our results of operations and financial condition. The consequences of these developments can include losses due to adverse changes in inventory values, decreases in the liquidity of trading positions, higher volatility in earnings, increases in our credit risk to customers as well as to third parties and increases in general systemic risk.
Credit risk exposes us to losses caused by financial or other problems experienced by third parties.
     We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties include:
•	trading counterparties;

•	customers;

•	clearing agents;

•	exchanges;

•	clearing houses; and

•	other financial intermediaries as well as issuers whose securities we hold.
These parties may default on their obligations owed to us due to bankruptcy, lack of liquidity, operational failure or other reasons. This risk may arise, for example, from:
•	holding securities of third parties;

•	executing securities trades that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries; and

•	extending credit to clients through bridge or margin loans or other arrangements.
Significant failures by third parties to perform their obligations owed to us could adversely affect our revenues and perhaps our ability to borrow in the credit markets.
Intense competition from existing and new entities may adversely affect our revenues and profitability.
     The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of services and financial products than we do and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and competitive pressures faced by us may harm our business.
The precautions we take to prevent and detect employee misconduct may not be effective and we could be exposed to unknown and unmanaged risks or losses.
     We run the risk that employee misconduct could occur. Misconduct by employees could include:
•	employees binding us to transactions that exceed authorized limits or present unacceptable risks to us;

•	employees hiding unauthorized or unsuccessful activities from us; or

•	the improper use of confidential information.
These types of misconduct could result in unknown and unmanaged risks or losses to us including regulatory sanctions and serious harm to our reputation. The precautions we take to prevent and detect these activities may not be effective. If employee misconduct does occur, our business operations could be materially adversely affected.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD and the NYSE.
     Ladenburg is subject to the SEC’s net capital rule which requires the maintenance of minimum net capital. We compute net capital under the alternate method permitted by the net capital rule. Under this method, Ladenburg is required to maintain net capital equal to $250,000. At December 31, 2006, Ladenburg had net capital of $16,696,000, which exceeded its minimum net capital requirement by $16,446,000. The net capital rule is designed to measure the general financial integrity and liquidity of a broker-dealer. In computing net capital, various adjustments are made to net worth which exclude assets not readily convertible into cash. Additionally, the regulations require that certain assets, such as a broker-dealer’s position in securities, be valued in a conservative manner so as to avoid over-inflation of the broker-dealer’s net capital. The net capital rule requires that a broker-dealer maintain a certain minimum level of net capital. The particular levels vary in application depending upon the nature of the activity undertaken by a firm. Compliance with the net capital rule limits those operations of broker-dealers which require the intensive use of their capital, such as underwriting commitments and principal trading activities. The rule also limits the ability of securities firms to pay dividends or make payments on certain indebtedness such as subordinated debt as it matures. A significant operating loss or any charge against net capital could adversely affect the ability of a broker-dealer to expand or, depending on the magnitude of the loss or charge, maintain its then present level of business. The NASD and the NYSE may enter the offices of a broker-dealer at any time, without notice, and calculate the firm’s net capital. If the calculation reveals a deficiency in net capital, the NASD may immediately restrict or suspend certain or all of the activities of a broker-dealer, including its ability to make markets. Ladenburg may not be able to maintain adequate net capital, or its net capital may fall below requirements established by the SEC, and subject us to disciplinary action in the form of fines, censure, suspension, expulsion or the termination of business altogether.
Risk of losses associated with securities laws violations and litigation.
     Many aspects of our business involve substantial risks of liability. An underwriter is exposed to substantial liability under federal and state securities laws, other federal and state laws, and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions that seek substantial damages. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, to carry directors and officers liability insurance policies with lower limits or not at all, and to become insolvent. Each of these factors increases the likelihood that an underwriter of a smaller companies’ securities will be required to contribute to an adverse judgment or settlement of a securities lawsuit.
     In the normal course of business, our operating subsidiaries have been and continue to be the subject of numerous civil actions and arbitrations arising out of customer complaints relating to our activities as a broker-dealer, as an employer and as a result of other business activities. In general, the cases involve various allegations that our employees had mishandled customer accounts. We believe that, based on our historical experience and the reserves established by us, the resolution of the claims presently pending will not have a material adverse effect on our financial condition. However, although we typically reserve an amount we believe will be sufficient to cover any damages assessed against us, we have in the past been assessed damages that exceeded our reserves. If we misjudged the amount of damages that may be assessed against us from pending or threatened claims, or if we are unable to adequately estimate the amount of damages that will be assessed against us from claims that arise in the future and reserve accordingly, our financial condition may be materially adversely affected.

Possible additional issuances will cause dilution.
     At December 31, 2006, we had outstanding 155,972,805 shares of common stock and options and warrants to purchase a total of 25,443,311 shares of common stock. We are authorized to issue up to 400,000,000 shares of common stock and are therefore able to issue additional shares without being required under corporate law to obtain shareholder approval. If we issue additional shares, or if our existing shareholders exercise their outstanding options and warrants, our other shareholders may find their holdings drastically diluted, which if it occurs, means that they will own a smaller percentage of our company.
We may issue preferred stock with preferential rights that may adversely affect your rights.
     The rights of our shareholders will be subject to and may be adversely affected by the rights of holders of any preferred stock that we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 2,000,000 shares of “blank check” preferred stock and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further shareholder approval.
The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the shares of our common stock at prices you find attractive.
     The trading price of our common stock has ranged between $0.70 and $3.75 per share over the past 52 weeks. We expect that the market price of our common stock will continue to fluctuate.
     The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:
•	variations in quarterly operating results;

•	our announcements of significant contracts, milestones, acquisitions;

•	our relationships with other companies;

•	our ability to obtain needed capital commitments;

•	additions or departures of key personnel;

•	the initiation or outcome of litigation or arbitrations;

•	sales of common stock, conversion of securities convertible into common stock, exercise of options and warrants to purchase common stock or termination of stock transfer restrictions;

•	general economic conditions, including conditions in the securities brokerage and investment banking markets;

•	changes in financial estimates by securities analysts; and

•	fluctuation in stock market price and volume.
Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock.

     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies and that often have been unrelated to the operating performance of such companies. These market fluctuations have adversely impacted the price of our common stock in the past and may do so in the future. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the price of our common stock.
WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS
     Some of the statements contained in this prospectus are forward-looking that relate to possible future events, our future performance and our future operations. In some cases, you can identify these forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipates,” “believes,” “expects,” “plans,” “future,” “intends,” “could,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other similar expressions. These statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activities, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares covered by this prospectus. However, we will immediately retire, without the payment of additional consideration, other than the payment of accrued interest, the $5,000,000 principal amount of promissory notes that are being exchanged for the 2,777,778 shares of common stock being registered by this prospectus.
SELLING SHAREHOLDER
     The following table provides certain information with respect to the selling shareholder’s beneficial ownership of our common stock as of March ___, 2007 and as adjusted to give effect to the sale of all of the shares offered by this prospectus. Except as otherwise indicated, the number of shares reflected in the table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The selling shareholder possesses sole voting and investment power with respect to the securities shown.

	Shares Beneficially			Shares Beneficially
	Owned			Owned
	Before Offering			After Offering
Number
	Number of		Number of Shares	of
Name	Shares	Percentage	Offered	Shares	Percentage
New Valley LLC	13,888,889 (1)	8.7%	2,777,778	11,111,111	7.2%

(1)	Includes 2,777,778 shares of common stock to be issued upon exchange of the $5,000,000 principal amount of outstanding promissory notes held by New Valley.

     On February 13, 2007, we entered into a debt exchange agreement with New Valley LLC, a wholly-owned subsidiary of Vector Group, to retire our remaining outstanding indebtedness. New Valley holds $5,000,000 principal amount of promissory notes due March 31, 2007. Pursuant to the exchange agreement, New Valley has agreed to exchange the principal amount of its notes for shares of our common stock at an exchange price of $1.80 per share, representing the average closing price of our common stock for the 30 trading days ending on the date of the exchange agreement. The promissory notes will continue to accrue interest through the closing of the debt exchange. The accrued interest on the notes, which was approximately $1,500,000 at December 31, 2006, will be paid in cash at or prior to the closing of the transaction.
     The consummation of the transaction is subject to shareholder approval at our annual meeting of shareholders, which we anticipate holding during the second quarter of 2007. We expect to consummate the transaction as soon as practicable once shareholder approval is obtained. New Valley and several shareholders affiliated with New Valley have committed to vote their shares of the Company’s common stock at the shareholder meeting with respect to the debt exchange in accordance with the vote of a majority of votes cast at the meeting excluding the shares held by such parties.
     Upon closing, the $5,000,000 principal amount of notes will be exchanged for 2,777,778 shares of our common stock. As a result, New Valley’s beneficial ownership of our common stock will increase from approximately 7.2% to approximately 8.7%.
     New Valley formerly held promissory notes of ours in an aggregate principal amount of $8,010,000, which promissory notes were subsequently converted into 19,876,358 shares of our common stock in February 2005. In connection therewith, New Valley acquired 11,111,111 shares of our common stock at $0.45 per share in exchange for a cash payment of $1,445,000 and the cancellation of an additional $3,500,000 of notes payable held by New Valley and related accrued interest of $55,000.
     Richard J. Lampen, our president and chief executive officer and a member of our board of directors, and Howard M. Lorber, our vice chairman of the board, are executive officers of New Valley and Vector. Richard J. Lampen currently serves as our president and chief executive officer pursuant to a management services agreement with Vector Group. Pursuant to this agreement, Vector Group makes Mr. Lampen’s services available to us and provides, upon our request, such other financial and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002, in exchange for an annual fee of $250,000, payable in quarterly installments, and an indemnification by us of Vector Group. Additionally, (i) Messrs. Lampen and Lorber are the members of the board of managers of New Valley and (ii) Henry C. Beinstein, Robert J. Eide, Howard M. Lorber and Jeffrey S. Podell, each a member of our board of directors, are also members of the board of directors of Vector Group.

PLAN OF DISTRIBUTION
     The sale or distribution of the common stock may be effected directly to purchasers by the selling shareholder, or by any donee, pledgee or transferee of the selling shareholder as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions by any legally available means, including:
•	block trades;

•	on the American Stock Exchange or in the over-the-counter market;

•	otherwise than on the American Stock Exchange or in the over-the-counter market;
•	through the writing of put or call options relating to the common stock;

•	entering into hedging transactions with broker-dealers, and the broker-dealers may in turn engage in short sales of the shares as part of establishing and maintaining the hedge positions they entered into with the selling shareholder;

•	entering into option or loan transactions that require the selling shareholder to deliver shares to a broker-dealer which may then resell or otherwise transfer the shares pursuant to this prospectus to cover the broker-dealer’s own short sales of the shares or to cover short sales of the shares by customers of the broker-dealer;

•	engaging in short sales of the common stock and delivering shares to cover such short positions;

•	the pledging of common stock to a broker-dealer and upon the default by the selling shareholder on the pledge the broker-dealer may sell the pledged shares in accordance with this prospectus;

•	through the distribution of the common stock by any selling shareholder to its partners, members or shareholders; or

•	through a combination of these methods of sale.

Any of these transactions may be effected:
•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.
     In addition, New Valley has informed our management that Vector Group may distribute shares, registered under the registration statement, of which this prospectus forms a part, to its stockholders as a dividend.
     The sale or distribution of common stock under this prospectus will be made in compliance with the applicable provisions of NASD Conduct Rule 2720. If the selling shareholder effects transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or purchasers. These discounts, concessions or commissions may be in excess of those customary for the types of transactions involved. However, no NASD member or independent broker-dealer will receive a commission or discount in excess of 8%.
     The selling shareholder and any broker, dealer or agent that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.
     Selling shareholder may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.
     We will pay all of the costs, expenses and fees incident to the registration of the shares offered under this prospectus. The selling shareholder is responsible for any costs, expenses and fees related to the offer and sale of the common stock to the public, including brokerage commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS
     The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.
EXPERTS
     Our consolidated financial statements as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in management’s report on internal control over financial reporting) appearing in our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Eisner LLP, an independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon the reports of Eisner LLP given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.
     The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2006;

•	our current report on Form 8-K dated December 31, 2006 and filed with the SEC on January 3, 2007;

•	our current report on Form 8-K dated February 13, 2007 and filed with the SEC on February 14, 2007;

•	our current report on Form 8-K dated and filed with the SEC on March 19, 2007; and

•	the description of our common stock contained in our registration statement on Form 8-A (No. 1-15799) filed with the SEC pursuant to Section 12(b) of the Exchange Act.
     Potential investors may obtain a copy of any of our SEC filings without charge by written or oral request directed to Ladenburg Thalmann Financial Services Inc., Attention: Investor Relations, 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137, (212) 409-2000.

PART TWO
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$246.46
NASD Registration and Filing Fee	$1,302.78
Legal Fees and Expenses	$20 000.00
Accounting Fees and Expenses	$5,000.00
Printing	$500.00
Miscellaneous	$2,950.76

TOTAL	$30,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 607.0850 of the 1989 Business Corporation Act of the State of Florida empowers a Florida corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability, judgments, settlements, penalties, fines (including excise taxes assessed with respect to any employee benefit plan), and expenses (including counsel’s fees) actually and reasonably incurred in connection with the proceeding and any subsequent appeals, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     In the case of an action by or in the right of the corporation, Section 607.0850 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, in any of the capacities set forth above against expenses (including counsel’s fees) and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding or any subsequent appeals, if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any claim, issue, or matter as to which the person is adjudged to be liable to the corporation, indemnification is not permitted unless, and only to the extent that, the court in which the proceeding was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper.

     Section 607.0850 further provides:
•	that a Florida corporation is required to indemnify a director, officer, employee, or agent against expenses (including counsel’s fees) actually and reasonably incurred by the person in connection with any proceeding or in defending any claim, issue, or matter involved in the proceeding as to which the person has been successful on the merits or otherwise;

•	that indemnification provided for by Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;

•	that indemnification provided for by Section 607.0850 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the person’s heirs, executors, and administrators; and

•	that a Florida corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against liability under Section 607.0850.
A Florida corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. The determination is to be made:
•	by the board of directors upon majority vote of a quorum consisting of directors who were not party to the proceeding;

•	if a quorum is not obtainable, or, even if obtainable, by majority vote of a committee consisting solely of two or more directors who are not parties to the proceeding at the time, duly designated by the board of directors (in which interested directors may participate);

•	by independent legal counsel selected by majority vote of the board of directors who were not party to the proceeding or a committee so designated by the board of directors; or

•	by shareholders upon majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if a quorum is not obtainable, by a majority vote of shareholders who were not parties to the proceeding.
     Article XI of our articles of incorporation, as amended, and Article VII of our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law, as now in effect or later amended. Article VII of our bylaws provides that expenses incurred by a director or officer in defending a civil or criminal action, suit, or proceeding may be paid by us in advance of a final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the advanced amount if he or she is ultimately found not to be entitled to indemnification.

     We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.
     Additionally, we have entered into indemnification agreements with all of our directors and officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.
Item 16. EXHIBITS

Incorporated
Exhibit		By Reference from	No. in
Number	Description	Document	Document	Page
5.1	Opinion of Graubard Miller	—	—	Filed Herewith

10.1	Debt Exchange Agreement, dated as of February 13, 2007, among Ladenburg Thalmann Financial Services Inc. and New Valley LLC.	A	10.1	—

23.1	Consent of Eisner LLP	—	—	Filed Herewith

23.2	Consent of Graubard Miller (included in Exhibit 5.1)	—	—	—

24.1	Power of Attorney (included on signature page of this Registration Statement)	—	—	—
A.	Current Report on Form 8-K, dated February 13, 2007 and filed with the SEC on February 14, 2007.
Item 17. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act to any purchaser:
               (i) If the registrant is relying on Rule 430B:
                    (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
                    (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
               (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for purposes of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
               (i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;
               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;
               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and
               (iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Miami, Florida on March 22, 2007.

LADENBURG THALMANN FINANCIAL SERVICES INC. (Registrant)
By:	/s/ Diane Chillemi
	Name:	Diane Chillemi
	Title:	Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Lampen, Joseph Giovanniello Jr. and Diane Chillemi, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements filed by the Company pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Lampen Richard J. Lampen	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2007

/s/ Diane Chillemi Diane Chillemi	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	March 22, 2007

/s/ Henry C. Beinstein Henry C. Beinstein	Director	March 22, 2007

/s/ Robert J. Eide Robert J. Eide	Director	March 22, 2007

Dr. Phillip Frost	Director

Signature	Title	Date
/s/ Brian S. Genson Brian S. Genson	Director	March 22, 2007

/s/ Saul Gilinski Saul Gilinski	Director	March 22, 2007

/s/ Dr. Richard Krasno Dr. Richard Krasno	Director	March 22, 2007

/s/ Howard M. Lorber Howard M. Lorber	Director	March 22, 2007

/s/ Jeffrey S. Podell Jeffrey S. Podell	Director	March 22, 2007

Richard J. Rosenstock	Director

/s/ Mark Zeitchick Mark Zeitchick	Director	March 22, 2007